Exhibit 5.3

Your reference
Our reference	MC/TG
Date	October 29, 2010
Waltonville Limited
57/63 Line Wall Road
Gibraltar
Dear Sirs
Waltonville Limited (“the Company”)
1.	We refer to the public offering by Travelport LLC, a Delaware limited liability company (“Travelport LLC”), and Travelport Inc., a Delaware corporation (“Travelport Inc.” and, together with Travelport LLC, the “Issuers”), of $250,000,000 aggregate principal amount of the Issuers’ 9% Senior Notes due 2016 (the “Exchange Notes”). The Indenture, dated as of August 18, 2010 (the “Indenture”), by and among the Issuers, the Company, certain other guarantors named therein (together with the Company, the “Guarantors”) and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by the Company (the “Company Guarantee”) and each of the Guarantors to the extent set forth in the Indenture (guarantees by the Guarantors are collectively referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 9% Senior Notes due 2016 of the Issuers (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of August 18, 2010 (the “Registration Rights Agreement”), by and among the Issuers, the Guarantors, and Credit Suisse Securities (USA) LLC, as the representatives of the initial purchasers of the Original Notes.

2.	We are lawyers qualified to practise in Gibraltar. We have not made any investigation of, and do not express any opinion, as to the laws of any jurisdiction outside Gibraltar. This Opinion is given only in respect of the present laws of Gibraltar and having effect in Gibraltar and is limited to the facts and circumstances disclosed to us and subsisting at the date hereof as set out herein.

3.	For the purposes of this Opinion, we have examined the following documents:-

(a)	a copy of the executed Registration Rights Agreement; and

(b)	a copy of the executed Indenture.
The documents referred to at paragraph 3 shall be referred to as “the Agreements”.
4.	We have in addition examined the following documents:
(a)	a certified true copy of the Certificate of Incorporation of the Company dated 6th August 2004 with incorporation number 92452;

(b)	a certified true copy of the Memorandum & Articles of Association of the Company;

(c)	a copy of resolutions in writing of the entire board of directors of the Company approving inter alia the terms of the Agreements and authorising due acceptance of the same by the Company (“the Resolutions”);

(d)	a Certificate of Good Standing, dated as at the date thereof, obtained from Companies House, Gibraltar in respect of the Company (“the Certificate”);

(e)	a copy of the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees to be filed by the Issuers with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”); and

(f)	a copy of the form of Exchange Notes included as an exhibit to the Indenture.
(together, “the Documents”)

The Company is not registered as an Exempt Company under section 5(1) of the Companies (Taxation and Concessions) Act.

Save as stated above, we have not examined or considered any other documentation whatsoever, nor have we made any other investigations or enquiries.

5.	In giving this Opinion, we have assumed without making any independent enquiry:

(a)	the capacity, power and authority of all parties other than the Company, to enter into and perform their respective obligations under the Agreements in accordance with the laws by which they are expressed to be governed;

(b)	that all necessary corporate action has been taken to authorise the issue and execution of the Agreements by all parties other than the Company;

(c)	that the Agreements will constitute legal, valid and binding agreements enforceable in accordance with their respective terms, under their respective governing laws which are expressed to be the laws of the State of New York;

(d)	that the Agreements will be delivered to you unconditionally;

(e)	that the information which has been made available to us by Companies House, Gibraltar was complete, accurate and up-to-date as of the date on which it was issued and did not fail to disclose any material filings at the Companies Registry in Gibraltar and that the information contained in the Certificate is accurate as at the date hereof;

(f)	the genuineness of all and any signatures and seals;

(g)	the completeness and conformity to the originals of all documents submitted to us purporting to be copies or drafts of the originals;

(h)	to the extent that the obligations of any of the parties may be dependent upon such matters:
(i)	that each party to the Agreements, other than the Company, is duly incorporated and organised validly existing under the laws of its principal place of business;

(ii)	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of Gibraltar, in respect of the lawful execution or performance of the Agreements and in order to ensure that the Agreements are binding upon and enforceable against the parties thereto, other than the

Company, have been, or will be done, fulfilled, undertaken or obtained; and

(iii)	that insofar as any obligations under the Agreements are to be performed in any jurisdiction outside Gibraltar their performance will be legal and effective in accordance with the laws of that jurisdiction and that in executing the Agreements the Company is not in breach of any other agreement, obligation or trust;
(i)	that no circumstances exist which would justify the setting aside of the Agreements by reason of fraud, misrepresentation, mistake or undue influence;

(j)	that the Company is solvent at the time of issue of this Opinion;

(k)	that the resolutions in writing have been duly passed by the entire board of directors of the Company observing all constitutional and other formalities have been observed and that the Resolutions are a true, complete and accurate record of the intentions of the Company acting through its entire board of directors as expressed therein, and that none of the resolutions contained in the Resolutions have been revoked, rescinded or otherwise amended or modified;

(l)	the choice of law to govern the Agreements is bona fide and is objectively concerned with the Agreements and was not made with the intention of evading the laws of Gibraltar or the jurisdiction of the Supreme Court of Gibraltar;

(m)	the copy of the Company’s Memorandum & Articles of Association is a complete and true copy of the original Memorandum & Articles of Association of the Company, as currently in force, and that no change had been made to it prior to the execution of the Agreements;

(n)	that it is not intended to obtain security over any real property in Gibraltar in connection with the Agreements;

(o)	that, in connection with the Agreements, no profits of the Company will accrue in, or be derived from, Gibraltar;

6.	Based on the above and subject to the qualifications, reservations and assumptions detailed in Paragraph 7 and Paragraph 9 below, we are of the opinion that:
(a)	The Company is a corporate body incorporated on the 6th August 2004 and is duly established and existing with limited liability under the laws of Gibraltar.

(b)	The Certificate shows, at the date thereof, that the Registered Office of the Company is 57/63 Line Wall Road, Gibraltar, the incorporation number of the Company is 92452, the Directors of the Company are Eric Bock, Jeff Clarke, Rochelle J Boas and Simon Gray and the authorised share capital of the Company is £4,000 divided into 4,000 Ordinary Shares of £1 each.

(c)	The Company has corporate power and legal capacity to carry on business as set out in its Memorandum and Articles of Association, to hold, dispose of, charge and otherwise deal with property, and to enter into and perform its obligations under the Agreements including offering the Company Guarantee to the extent set forth in the Indenture and to sue and be sued in its own name.

(d)	The Company has taken all actions required on its part to authorise the execution, delivery, performance and observance of the Agreements.

(e)	The execution delivery and performance by the Company of the Agreements will not:-
i)	contravene any existing law, regulation, Act, decree or authorisation to which it is subject;

ii)	contravene any provisions of the Company’s Certificate of Incorporation or Memorandum and Articles of Association.
(f)	The Agreements, executed by and on behalf of the Company in accordance with the authority conferred by the Resolutions will, when delivered, constitute valid and legally binding obligations of the Company enforceable in accordance with their respective terms.

(g)	Save as otherwise stated in this Opinion, no consent, permit, licence, approval or authorisation or exemption under Gibraltar law from any government, judicial or other authority is required in connection with the execution, delivery, performance, service, validity or enforceability of the Agreements.

(h)	Save as otherwise stated in this Opinion, the Company has obtained all authorisations, approvals and consents (including without limitation any exchange control consents) from all governmental or other authorities in Gibraltar necessary or appropriate for the execution and delivery by it of the Agreements and the exercise of its rights and the performance of its obligations under them (including without limitation, for making all payments due, or to become due, from it thereunder free from any deduction or withholding) and, save as otherwise stated in this Opinion, to render the same legal, valid, enforceable and admissible in evidence.

(i)	The Company will be bound by the express choice of law in the Agreements provided that the choice was bona fide legal and is not invalidated by reasons of public policy. We are not aware of any public policy and/or illegality in Gibraltar which would invalidate the choice of law or any other term in the Agreements.

(j)	The Company has legal capacity to submit irrevocably to the jurisdiction of the Courts it has chosen in the Agreements and is not entitled to claim any immunity from suit or execution of any judgment on the ground of sovereignty or otherwise.

(k)	Money judgments, not in the nature of a fine, tax or penalty, obtained in countries that accord reciprocal treatment to judgments obtained in Gibraltar, including e.g. various states of Australia/Bermuda are enforceable against the Company pursuant to the Judgments (Reciprocal Enforcement) Act 1935 (“the Act”) which provides for the enforcement in Gibraltar of money judgments.

The applicable party can apply to the Gibraltar court for the issue of certificates of judgment, interest, and other particulars of the action to enable the applicable party to seek enforcement of the original judgment, with the judgment having direct operation once registered.

(NB: The Act also provides for limited recognition of foreign judgments that cannot be or have not been registered).
An application for registration of an original judgment may be made if:

i.	The original judgment was given in a recognised country to which the Act has been extended;

ii.	The original judgment is not on appeal from a court which is not a recognised court under the Act;

iii.	The original judgment is not regarded for the purposes of enforcement as a judgment of that court that was given in another country;

iv.	The original judgment is not given by that court in proceedings founded on a judgment of the court in another country and having as their object the enforcement of that judgment;

v.	The original judgment is final and conclusive (even though an appeal may be pending or possible) or requires the judgment debtor to make an interim payment to the applicable party;

vi.	A sum of money is payable under the original judgment that is not for tax or a similar charge or in respect of a fine or other penalty;

vii.	In the case where the Act has been extended to the particular country from which the original judgment is being recognised, it is given after the coming into operation of the Order extending the Act to that particular country;

viii.	The application is made within six years of the original judgment being made or the last appeal adjudged;

ix.	The original judgment is unsatisfied, at least in part; and

x.	The original judgment is capable of execution in the original court.
It is possible to seek registration and enforcement of a part of the original judgment if other parts of the same judgment do not satisfy the conditions above.

The applicable party may apply to the Gibraltar court without notice or by issue of an originating application or claim forms, if the court directs. In either case, it must be supported by affidavit or witness statement. The hearing will be held in chambers. The procedure for registration of a foreign judgment for enforcement under the Act is set out in Parts 74.3 and 74.4 of the Civil Procedure Rules.

The judgment debtor can apply for the registration of a foreign judgment for enforcement under the Act to be set aside by way of an application pursuant to Parts 23 and 74.7 of the Civil Procedure Rules. The court must set aside the registration if:

i.	The Act does not apply to the original judgment, or the original judgment was registered in contravention of the provisions of the Act;

ii.	The original court had no jurisdiction;

iii.	The judgment debtor, as defendant in the original court, did not receive notice of the proceedings there to enable him to defend and did not appear;

iv.	The original judgment was obtained by fraud;

v.	The enforcement of the original judgment would be contrary to public policy; or

vi.	The rights under the original judgment are not vested in the person applying for registration.
The Gibraltar court also has discretion to set aside registration in cases where:
1.	It is satisfied that, prior to the date of the original judgment, the matter in dispute in the original court had finally and conclusively been determined by a court having jurisdiction in the matter; or

2.	An appeal is pending or could be brought, in which case the judgment debtor could be given a specified time to have the appeal heard. This discretion should be exercised with caution because the Gibraltar court is required to give “full faith and credit” to the original judgment.
Pursuant to Section 17 of the Civil Jurisdiction and Judgments Act 1993, if the Company is involved in litigation in countries broad, the Gibraltar court, at the request of the other litigating party, may make interim orders, for example but not limited to orders freezing assets of the Company or for disclosure of documents, as if the case were proceeding in the Gibraltar Court.

(l)	Tax debts covered by the Mutual Legal Assistance (European Union) Act will be enforceable in Gibraltar unless specific conditions for non-assistance contained therein can be met. The recovery of tax debts other than under the said Act are not enforceable in Gibraltar.

(m)	There will be no withholding or other tax, duty, levy or impost to be deducted under Gibraltar law from any payment to be made under or in connection with the Agreements.

(n)	Any monies payable under, in connection with, or secured by the Agreements and the proceeds of any judgment obtained in respect of the Agreements in the Courts of Gibraltar, may be remitted out of Gibraltar without limit or restriction and without the need to obtain any consent, permit, licence, approval, authorisation or exemption of any person.

(o)	There will be no stamp duty, ad valorem or otherwise, or other tax or impost of any nature payable in respect of the execution, delivery, performance, observance or enforcement of the Agreements.

(p)	It is not necessary in order to enable you to claim and enforce in Gibraltar any right afforded to you by, or in connection with the Agreements, or by reason of the execution, delivery and performance of them by you, that you be licensed, qualified or otherwise entitled to carry on business in, or otherwise registered with, any authority of, or in Gibraltar.

(q)	You will not be deemed to be resident, domiciled or carrying on business in or subject to the laws of Gibraltar by reason of the execution, delivery, performance or enforcement of the Agreements.
7.	We qualify this Opinion in the following respect:-
(a)	We have not advised nor do we purport to advise in respect of the commerciality of the transaction referred to in all or any of the documentation referred to in this letter.

(b)	We express no opinion as to the accuracy of any warranties or representations given or made (expressly or impliedly) under or by virtue of any of the documents herein mentioned.

(c)	We note that the directors of the Company are resident in the United States of America. This may be relevant in a determination, under the laws of said country, of the place of management and control of the Company, which determination may affect liability to taxation in said country. We offer no opinion in this respect.

(d)	We express no opinion on the liability of the Company to pay taxes in Gibraltar other than as expressly set out and qualified herein.

8.	The Certificate does not reveal, as at the date thereof, that any steps have been taken to appoint a receiver, a receiver and manager or liquidator over or to wind up the Company.

9.	The Agreements are expressed to be governed by the laws chosen therein, but if litigated in Gibraltar we would wish to put you on notice of the following reservations and qualifications:-
(a)	We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in proceedings in the Gibraltar Courts in respect of any of the obligations of the Company under or arising out of the Agreements.

(b)	Under Gibraltar law the enforcement of the Company’s obligations under the Agreements may be limited by:-
(i)	general principles of equity and public policy; and

(ii)	applicable bankruptcy, insolvency, liquidation, reorganisation, moratoriums and other laws relating to the enforcement of creditors’ rights generally.
(c)	If proceedings are held in Gibraltar a Gibraltar Court may refuse to give effect to any obligation of the parties to pay the legal costs and other costs charges and expenses incurred by any party in respect of the costs of successful or unsuccessful litigation brought before that Court or where the Court has itself made an order for costs.

(d)	If proceedings are held in Gibraltar the Gibraltar Courts may not give effect to any obligations with respect to interest payments on overdue amounts if it could be established that the amount expressed as being payable was in the nature of a penalty.

(e)	Where any party to the Agreements is vested with a discretion or may determine a matter in its opinion and the proceedings are held in Gibraltar the Gibraltar Courts may require that such discretion be exercised reasonably or that such opinion is based upon reasonable grounds.

(f)	The question of severability and of unenforceable or void provisions would, if proceedings were held in Gibraltar, be determined by the Courts of Gibraltar at their sole discretion.

(g)	Claims may be or become barred under the Limitation Act in accordance with the applicable limitation period or may be or become subject to a defence of set-off or counter-claim.

(h)	A Gibraltar Court may not treat as evidence of any sum due from the Company under the Agreements, certificates, decisions or calculations of the other contracting parties to the Agreements, which the Agreements state are to be so treated.

(i)	Any requirement to pay compound interest may not be enforceable in a Gibraltar Court.

(j)	If any of the contracting parties in the Agreements are, or may be entitled under the Agreements, to do or omit to do any act, deed, matter or thing without prior notice to the Company, a Gibraltar Court may not give effect to such provisions.

(k)	A Gibraltar Court may examine the merits of any claims against the Company under any indemnity provision contained in the Agreements and may reserve its discretion in enforcing that claim.

(l)	A Gibraltar Court will not necessarily award costs and disbursements in litigation in accordance with contractual provisions and we have reservations as to the ability of a party to obtain judgment for payment of interest at default rates (as against prescribed Court rates) after judgment in the Courts of Gibraltar.

(m)	A Gibraltar Court may, in certain circumstances, hold a Charge to be a Floating Charge, even if it is described as a Fixed Charge.

(n)	The term “enforceable” as used in this Opinion means that the obligations assumed by the Company under the Agreements are of a type which the Courts of Gibraltar enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms.

(o)	The Indenture was registered at Companies House, Gibraltar on 1st September 2010.
10.	The Certificate will not necessarily reveal whether or not a resolution has been passed, an appointment made, or proceedings commenced, or a charge or registrable document created, since particulars of such matters are not required to be recorded or delivered for registration at all (if the document constitutes a “security financial collateral arrangement” or a “title transfer financial collateral arrangement” as defined in the Financial Collateral Arrangements Act 2004) or only within a specified period. Furthermore, the Certificate will not disclose the existence of any actions taken or proposals made for winding-up the Company otherwise than by petition to the Supreme Court of Gibraltar.

11.	This Opinion letter is limited to matters of law of Gibraltar as at the date hereof, is given solely for your benefit (and may not be quoted or relied upon by any other person, or for any other purpose, without our prior written consent (which will not be unreasonably withheld)) for the purposes of the filing of the Registration Statement, the offering of the Exchange Notes by the Issuers and the offering of the Company Guarantee by the Company, as described in the Registration Statement. It is not to be relied upon in respect of any other matter save that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

12.	This Opinion is to be governed by, and construed in accordance with, Gibraltar law and shall not give rise to any action of any nature in any jurisdiction other than Gibraltar.
Yours faithfully
Hassans